EXHIBIT 99

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended March 31, 2005

(millions of dollars, except per share amounts)
Operating revenues	$9,217
Costs and expenses:
Cost of energy sold and delivery fees	3,686
Operating costs	1,421
Depreciation and amortization	757
Selling, general and administrative expenses	1,043
Franchise and revenue-based taxes	367
Other income	(189)
Other deductions	1,156
Interest income	(43)
Interest expense and related charges	706

Total costs and expenses	8,904

Income from continuing operations before income taxes, extraordinary gain and cumulative effect of changes in accounting principles	313
Income tax benefit	(45)

Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	358
Income from discontinued operations, net of tax effect	344
Extraordinary gain, net of tax effect	16
Cumulative effect of changes in accounting principles, net of tax effect	10

Net income	728
Exchangeable preferred membership interest buyback premium	849
Preference stock dividends	22

Net income available for common stock	$(143)

Average shares of common stock outstanding (millions):
Basic	280
Diluted	275
Per share of common stock - Basic:
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	$1.28
Exchangeable preferred membership interest buyback premium	(3.03)
Preference stock dividends	(0.08)
Net loss from continuing operations available for common stock	(1.83)
Income from discontinued operations, net of tax effect	1.23
Extraordinary gain, net of tax effect	0.06
Cumulative effect of changes in accounting principles, net of tax effect	0.03
Net loss available for common stock	(0.51)
Per share of common stock - Diluted:
Loss from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	(0.38)
Exchangeable preferred membership interest buyback premium	(3.09)
Preference stock dividends	(0.08)
Net loss from continuing operations available for common stock	(3.55)
Income from discontinued operations, net of tax effect	1.25
Extraordinary gain, net of tax effect	0.06
Cumulative effect of changes in accounting principles, net of tax effect	0.04
Net loss available for common stock	(2.20)
Dividends declared	1.376